Exhibit 10.2

TERMINATION AGREEMENT

This Termination Agreement dated as of May 22, 2003, (the “Agreement”) is entered into by and between Burlington Northern Santa Fe Corporation, a Delaware corporation, and The Burlington Northern and Santa Fe Railway Company, a Delaware corporation, (hereinafter collectively referred to as “Company”) and Charles L. Schultz (hereinafter referred to as “Mr. Schultz”).

WHEREAS, Mr. Schultz has served as the Executive Vice President and Chief Marketing Officer of Burlington Northern Santa Fe Corporation and has served in a similar capacity at The Burlington Northern and Santa Fe Railway Company and has served in other senior executive positions;

NOW, THEREFORE, in consideration for the mutual benefits described below, including the services performed and to be performed by Mr. Schultz after September 18, 2002, and on such terms and conditions as approved by the Compensation and Benefits Committee on December 11, 2002, the Company and Mr. Schultz agree as follows:

1. Mr. Schultz hereby resigns from active employment with the Company effective as of the close of business on June 30, 2003, and agrees to be placed on an unpaid leave of absence until the close of business on December 19, 2003, at which time his employment will be terminated. This resignation is irrevocable. Furthermore, after June 30, 2003, Mr. Schultz shall not be entitled to any compensation from the Company, and after December 19, 2003, Mr. Schultz shall not be entitled to benefits under any benefit plans except as expressly provided pursuant to the terms of such plans, as provided in paragraph 2 of this Agreement, as communicated to him by letter dated December 24, 2002, or as set forth in the Retirement Benefit Agreement dated May 22, 2003, between Burlington Northern Santa Fe Corporation and Mr. Schultz (the “Retirement Benefit Agreement”). As further consideration, Mr. Schultz specifically waives and releases any eligibility under any Company sponsored disability plan effective as of July 1, 2003, and Mr. Schultz promises that following such date he shall not make any such claim or application for benefits under any Company sponsored disability plan.

2. The Company and Mr. Schultz agree that Mr. Schultz shall be entitled to the following benefits:

(a)	Mr. Schultz’s 2002 base salary of $441,900 will be continued until June 30, 2003.

(b)	Mr. Schultz’s 2002 Incentive Compensation Plan target eligibility of $423,310 will be continued into 2003, and will be subject to proration based upon his cessation of active employment as of June 30, 2003.

(c)	Mr. Schultz and his dependents shall continue to be covered by the Company’s health insurance plan through December 19, 2003.

(d)	The Company shall continue to keep Mr. Schultz’s current life insurance coverage in effect through December 19, 2003.

(e)	Mr. Schultz shall receive the stock option and restricted stock vesting and exercise benefits specified in the Company’s letter to Mr. Schultz dated May 9, 2003, all of which rights and benefits shall automatically vest in Mr. Schultz’s successors in the event of his death.

(f)	Mr. Schultz will not be eligible for any future stock awards.

3. Mr. Schultz hereby expressly releases and relinquishes unto the Company, all his rights as an employee, effective close of business on December 19, 2003. This relinquishment of all employment rights includes, but is not limited to, seniority in any scheduled employee craft or class, and, except as explicitly provided herein, coverage under any and all employee benefit plans which Mr. Schultz was eligible to participate in heretofore. Mr. Schultz hereby releases and discharges the Company, its affiliated corporations, their successors and assigns, and these companies’ directors, officers, agents, servants, and their successors and assigns, from any and all liability, causes of action, claims or rights, known or unknown, arising from his employment or his separation from employment with the Company, which Mr. Schultz, his heirs or assigns, might otherwise claim or assert.

4. Mr. Schultz understands and agrees that his employment with the Company is terminated under this Agreement and he will not apply for or otherwise seek re-employment with the Company, its affiliates, subsidiaries or its successors, at any time. The Company shall have the absolute right, without incurring liability of any kind, to refuse Mr. Schultz consideration for employment and he agrees that he shall not pursue or authorize any person or agency to pursue any claim for such refusal of employment.

5. Because of Mr. Schultz’s position with the Company and his access to knowledge of, or awareness of certain transactions and proposed transactions, confidential, proprietary, and other uniquely developed information while an employee of the Company, Mr. Schultz understands that he is bound by the current BNSF Code of Conduct provisions including the section entitled “Confidential Information.” Following his employment with the Company (including its subsidiaries, affiliates or associates), Mr. Schultz shall not use for any purpose or disclose to any person or entity any Confidential Information (as defined below) acquired during the course of his employment with the Company. Mr. Schultz shall not directly or indirectly, copy, take, or remove from the Company’s premises, any of the Company’s books, software, database, electronic media, records, customer lists, or any other documents or materials, whether tangible or in electronic form. The term “Confidential Information” as used in this paragraph includes, but is not limited to, databased, electronic storage media, records, lists, and knowledge of the Company’s customers, suppliers, employees, methods of operation, processes, trade secrets, methods of determination of prices, financial condition, profits, sales, net income, and indebtedness, as the same may exist from time to time. This paragraph is not intended to preclude Mr. Schultz from accepting employment with another Class I railroad after the time period set forth in paragraph 7 of this Agreement has expired. Nothing in this Agreement shall be construed to abrogate, abridge or restrict in any manner Mr. Schultz’s duty under the laws of the State of Texas to protect and not disclose, directly or indirectly, any trade secret, confidential information, or proprietary information of the Company.

6. Mr. Schultz agrees not to disclose to or discuss with any person (except as permitted in the next sentence) the substance of this Termination Agreement. The preceding sentence shall not be applicable to disclosure and/or discussion with representatives of the Internal Revenue Service, with immediate family members and with professionals from whom legal and/or financial advice is sought, provided they are instructed to keep the information confidential. Mr. Schultz acknowledges that any breach of this requirement is a material breach of this Agreement and will subject Mr. Schultz to the reduced payment provisions of Section 7(c).

7. Competition.

(a)	Mr. Schultz agrees that for a period of five (5) years commencing on July 1, 2003, he shall not, without the express written consent of Mr. Matthew K. Rose, or, if Mr. Rose is no longer an employee or director of the Company, then the successor Chief Executive Officer of the Company, become in “Competition” (as described in the next sentence). For purposes of this Section, Mr. Schultz shall be considered to be in “Competition” during any period in which he is employed by, performs any material services for, serves as a Director of or owns any interest in (except for an interest of not more than 1% in any publicly traded business or an interest approved in advance in accordance herewith) any Class I railroad or any of its affiliates.

(b)	In addition, Mr. Schultz shall not directly or indirectly induce or solicit any employee of the Company to leave the Company. Neither will Mr. Schultz directly nor indirectly hire or attempt to hire any employee or future employee of the Company.

(c)	Mr. Schultz agrees that in the event he violates the provisions of this paragraph 7, he will waive an amount of the monthly extra Retirement Benefit to be provided to him and his spouse, if applicable, pursuant to Section 1(b) of the Retirement Benefit Agreement such that the single sum value of such amount, computed based on a 7% interest rate and the 1983 Group Annuity Mortality Table for males and age at the date the reduction in Benefit occurs, is one million dollars ($1,000,000.00).

(d)	The restrictions on Mr. Schultz set forth in paragraphs (a) and (b) shall expire automatically and shall no longer have any force or effect with respect to his activities during periods after the earlier of (i) Mr. Schultz’s death or (ii) the later of (A) the occurrence of events that would constitute a “Change in Control” of the Company under subparagraph 2(i), 2(iii), or 2(iv) of the definition of “Change in Control” set forth in the Form of BNSF Change-in-Control Agreement which is an Exhibit to or incorporated by reference in the Burlington Northern Santa Fe Corporation Form 10-K most recently filed prior to the date of this Agreement, and (B) the occurrence of events that would constitute a “Change in Control” of the Company under subparagraph 2(ii) (relating to a change in the composition of the

Board of Directors) under such definition of “Change in Control.” For the avoidance of doubt, it is recited that the foregoing clause (ii) shall not apply until the occurrence of both the events described in clause (B) and one of the events described in clause (A).

8. As further consideration for the covenants set forth above, Mr. Schultz hereby agrees to cooperate to a reasonable extent and in a reasonable form and fashion, given his then current personal and professional commitments, with the Company’s Law Department and/or any lawyer, law firm, or consultant that the Company designates with respect to any claim, litigation, deposition, subpoena, hearing, arbitration, or other proceeding where the Company’s legal or financial interests are at issue. Mr. Schultz shall not seek any compensation or fee in excess of the actual and necessary expenses incurred with respect to such testimony or appearance.Mr. Schultz further covenants that he will contact the Company’s Law Department in the event that there is any subpoena, notice or other instruction directing Mr. Schultz to appear in any legal proceeding involving the Company.

9. Mr. Schultz also promises neither to contest the validity of this Termination Agreement, nor sue the Company concerning any claim he may have relating to his employment with the Company or the termination of that employment.

10. MR. SCHULTZ ACKNOWLEDGES THAT HE IS BEING ADVISED BY THE COMPANY, HEREBY, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. MR. SCHULTZ ALSO ACKNOWLEDGES THAT HE HAS BEEN GIVEN AT LEAST TWENTY-ONE (21) DAYS, TO REVIEW THIS TERMINATION AGREEMENT OR MR. SCHULTZ HAS KNOWINGLY AND VOLUNTARILY AGREED TO WAIVE HIS RIGHT TO THE FULL TWENTY-ONE (21) DAYS. MR. SCHULTZ HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS RELEASE INCLUDING THE RELEASE OF ALL CLAIMS AND HAS HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH HIS PERSONAL FINANCIAL, TAX, AND LEGAL ADVISORS PRIOR TO EXECUTING THIS AGREEMENT. MR. SCHULTZ UNDERSTANDS THAT HE MAY REVOKE THIS RELEASE AGREEMENT WITHIN SEVEN (7) DAYS OF EXECUTION AND THAT SUCH REVOCATION MUST BE IN WRITING AND ACCOMPANIED BY ALL SUMS RECEIVED HEREUNDER AND RECEIVED BY THE VICE PRESIDENT-HUMAN RESOURCES BY THE END OF THE SEVEN (7) DAY PERIOD. IF NOT REVOKED IN THE ABOVE MANNER, THIS AGREEMENT SHALL BE BINDING ON MR. SCHULTZ, HIS HEIRS, SUCCESSORS AND ASSIGNS.

11. If any portion or aspect of any promise, covenant or understanding contained in this Agreement, is or shall become invalid or unenforceable by operation of law, such enforceability shall not in any way limit or otherwise affect the validity and enforceability of any promise, covenant, understanding, or any aspect thereof, in this Agreement which would otherwise be valid and enforceable by itself.

12. Mr. Schultz has read and understands all of the foregoing, and agrees to all the provisions contained herein. Mr. Schultz agrees that this Agreement reflects a fair, equitable and fully satisfactory resolution of his employment with the Company. In particular, Mr. Schultz agrees that the restrictions set forth in paragraphs 5, 6, 7, 8 and 9 above are reasonable and enforceable by the Company, and do not impose upon him a greater restraint than necessary to protect the Company’s legitimate business interests and its good will. Mr. Schultz further states that he discussed the terms of his retirement benefits with the Company’s chief executive, Matt Rose, prior to his execution of this Agreement, and while Mr. Schultz takes some comfort in the personal views expressed by Mr. Rose relative to the possible application and/or enforcement of certain of the provisions contained in the Agreement, Mr. Schultz understands and agrees that neither Mr. Rose nor any other of the Released Parties has made any promise or representation to him upon which he can rely in respect to the interpretation or legal enforcement of this Agreement, nor any promises or legally enforceable commitments that are not expressed in this Agreement.

13. This Agreement shall be interpreted and construed in accordance with the laws of the State of Texas.

14. Any disputes involving this Agreement, if not amicably resolved, shall be resolved by and through a court in Tarrant County, Texas. In the event that the Company is required to seek injunctive or other relief to enforce this Agreement through the courts, the Company shall not be required to post any bond as a condition of any relief.

15. This Agreement shall not be interpreted or construed in favor of or against either party.

16. Any waiver by the Company of any breach of this Agreement shall not be a waiver of any subsequent breach by Mr. Schultz; Mr. Schultz acknowledges that in the event of any subsequent breach the Company is entitled to pursue all legal and equitable remedies resulting from any such breach.

17. This is the full and entire agreement between the parties. Any modifications of it must be agreed to in writing.

18. Mr. Schultz acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 would be inadequate and, in recognition of this fact, Mr. Schultz agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

19. The parties hereto agree that, in the event of a dispute between Mr. Schultz and the Company with respect to this Agreement, the unsuccessful party shall reimburse the prevailing party for any and all reasonable legal fees and related expenses incurred by the prevailing party in connection with enforcing its rights under this Agreement.

20. This Agreement shall not be assignable by Mr. Schultz and shall be assignable by the Company only with the consent of Mr. Schultz; provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.

21. Except in the instance in which this Agreement will become binding upon a successor to the Company by operation of law, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Except in the instance in which this Agreement will become binding upon a successor by operation of law, failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Mr. Schultz to compensation from the Company in the same amount and on the same terms as Mr. Schultz would be entitled hereunder if such succession had not occurred.

22. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when sent by nationally recognized overnight courier or delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement (and, in the case of notices to the Company, directed to the attention of the Chief Executive Officer of the Company); or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

23. Counterparts; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BURLINGTON NORTHERN SANTA FE CORPORATION

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

By:	/s/ Matthew K. Rose
Matthew K. Rose Chairman, President and Chief Executive Officer

/s/ Charles L. Schultz
Charles L. Schultz